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EXHIBIT 99.(a)(1)(E)

FORM OF EMAIL REGARDING FAILURE TO MAKE AN ELECTION

To:	NAME
From:	equity@adobe.com
Subject:	Reminder: Tender Offer Election Required

REMINDER

DEADLINE: 11:59 P.M., PACIFIC TIME, FEBRUARY 1, 2007

To all Eligible Optionees in the Offer:

The Offer to amend the Eligible Portion of your Eligible Option will expire at 11:59 p.m., Pacific Time, on February 1, 2007 unless we extend the Offer. All capitalized terms not otherwise defined herein shall be as defined in that certain Offer to Amend Eligible Options (the "Offering Memorandum") filed with the Securities and Exchange Commission on January 4, 2007 and separately provided to you via email. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

If you decide to accept the Offer with respect to the Eligible Portion of your Eligible Option, you must submit your Election Form in accordance with the instructions set forth in the Election Form and the Offering Memorandum. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

Even if you do not wish to accept the Offer with respect to the Eligible Portion of your Eligible Option, you must submit an Election Form reflecting your rejection of the Offer.

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FORM OF EMAIL REGARDING FAILURE TO MAKE AN ELECTION